UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2012

Horizon Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35238	27-2179987
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

520 Lake Cook Road, Suite 520,
Deerfield, Illinois		60015
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (224) 383-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 20, 2012, we entered into an underwriting agreement (the “Underwriting Agreement”) with Cowen and Company, LLC, JMP Securities LLC and Stifel, Nicolaus & Company, Incorporated (collectively, the “Underwriters”) relating to the issuance and sale of 21,425,000 units, each of which consists of one share of our common stock and a warrant to purchase 0.5 of a share of our common stock at an exercise price of $4.57 per share. The price to the public in this offering is $3.50 per unit and the Underwriters have agreed to purchase the units from us pursuant to the Underwriting Agreement at a price of $3.29 per unit. The net proceeds to us from this offering are expected to be approximately $70.2 million, after deducting underwriting discounts and other estimated offering expenses payable by us, and excluding any proceeds we may receive upon exercise of the warrants to be issued in the offering. We anticipate the net proceeds from this offering and our existing cash and cash equivalents, together with interest thereon, will be sufficient to fund our operations through 2013. The closing of the offering is expected to take place on or about September 25, 2012, subject to customary closing conditions. In addition, under the terms of the Underwriting Agreement, we have granted the Underwriters an option, exercisable for 30 days from the date of the Underwriting Agreement, to purchase up to an additional 3,213,750 units to cover overallotments, if any.

The offering is being made pursuant to a registration statement on Form S-3 (Registration Statement No. 333-182975), previously filed with and declared effective by the Securities and Exchange Commission (the “Registration Statement”), and a prospectus supplement thereunder. Following the completion of this offering, and assuming the exercise in full of the overallotment option and the exercise of all of the warrants issuable in this offering, we will have approximately $27.4 million worth of securities available for future issuance under the Registration Statement. Consequently, the maximum number of shares of common stock we may issue under our existing “at the market” Sales Agreement with Cowen and Company, LLC may be less than the $75.0 million worth of common stock otherwise issuable under the agreement.

A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the shares in the offering is attached as Exhibit 5.1 hereto.

On September 19, 2012, we issued a press release announcing that we had commenced the offering. On September 20, 2012, we issued a press release announcing that we had priced the offering. Copies of the press releases are attached as Exhibits 99.1 and 99.2 hereto, respectively.

Forward-Looking Statements

This report contains “forward-looking statements,” including those relating to our expectations with respect to the completion, timing and size of the offering, the expected net proceeds from the offering and whether and when we will need to raise additional capital. Actual results may differ materially from those set forth in this report due to the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the offering, as well as those inherent in our business and financial condition, including, without limitation, risks regarding our ability to commercialize products successfully, changes in our strategy as to when to launch RAYOS in the United States and on which approved indications we will focus our initial commercial efforts, whether physicians will prescribe and patients will use our products, competition in the market for our products, the timing and progress of our research and development efforts, the timing and progress of any partnering efforts, unexpected future requirements for cash resources, the possibility of early maturity of our senior secured loan or requirements to prepay all or part of the outstanding balance of our senior secured loan and our ability to comply with the covenants and obligations under our senior secured loan, and other risks detailed in the “Risk Factors” section of the final prospectus supplement related to the offering and our reports with the SEC, including in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Form of Warrant issued in Public Offering of Units.

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (included in Exhibit 5.1).

99.1	Press Release, dated September 19, 2012.

99.2	Press Release, dated September 20, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON PHARMA, INC.

	By:	/s/ Robert J. De Vaere
Date: September 20, 2012		Robert J. De Vaere
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Warrant issued in Public Offering of Units.

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (included in Exhibit 5.1).

99.1	Press Release, dated September 19, 2012.

99.2	Press Release, dated September 20, 2012.